Exhibit 8.1

List of Subsidiaries of the Company

Name of Entity	Jurisdiction of Incorporation/Organization
LK Technology Ltd.	British Virgin Islands
Topsky Info-tech Holdings Pte Ltd.	Singapore
Superengine Holding Limited	British Virgin Islands
MMB Limited	Hong Kong
Mobile Media (China) Limited	Hong Kong
Beijing Luokuang Spatial-Temporal Data Technology Co., Ltd.(previously known as Zhong Chuan Tian Xia Information and Technology (Beijing) Limited)	Beijing, PRC
Shenzhen Luokuang Technology Limited (previously known as Zhong Chuan Tiaxn Xia Information and Technology (Shenzhen) Limited)	Shenzhen, PRC
Beijing Yuanli Anda Technology Co., Ltd.	Beijing, PRC
Beijing Zhong Chuan Shi Xun Technology Limited (VIE Entity)	Beijing, PRC
Jiangsu Zhong Chuan Rui You Information and Technology Limited (VIE Entity)	Jiangsu, PRC
Huoerguosi Luokuang Information and Technology Limited (VIE Entity)	Huoerguosi, PRC
Shenzhen Jiu Zhou Shi Dai Digital Technology Limited (VIE Entity)	Shenzhen, PRC
Superengine Graphics Software Technology Development (Suzhou) Co., Ltd. (Contractual Control Entity)	Jiangsu, PRC
Anhui Superengine Intelligent Technology co., Ltd (Contractual Control Entity)	Anhui, PRC